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                                                              September 11, 1997

Bev-Tyme, Inc.
800 Sheffield Avenue
Brooklyn, New York 11207

Ladies and Gentlemen:

         We have acted as counsel for Bev-Tyme, Inc., a Delaware corporation ("Company"), in connection with a Registration Statement on Form S-8 ("Registration Statement") being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering an aggregate of 1,800,000 shares of the Company's Series C Convertible Preferred Stock, $.0001 par value ("Preferred Stock").

         In that connection, we have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, the Registration Statement, the Stock Option Agreements dated September 2, 1997 between the Company and Robert
J. Sipper, William Swedelson, Bruce Logan, Hyacinth Steer, Robert Forst, and Alfred Sipper, a Stock Option Agreement dated September 5, 1997 between the Company and Hartley T. Bernstein; a Stock Option Agreement dated September 10, 1997 between the Company and Bernstein & Wasserman, LLP; and a Consulting Agreement dated September 2, 1997 between the Company and Hartley T. Bernstein and corporate proceedings of the Company relating to the issuance of the Preferred Stock, and such other instruments and documents as we have deemed relevant under the circumstances.

         In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records of the Company include all corporate proceedings taken by the Company to date.

         Based upon and subject to the foregoing, we are of the opinion that the Preferred Stock when


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issued in accordance with the terms of the Stock Option Agreements and the
Consulting Agreement will be duly and validly authorized and issued and fully paid and non-assessable.

         We hereby consent to the use of this opinion as herein set forth as an exhibit to the Registration Statement.

                                      Very truly yours,


                                       /s/ Bernstein & Wasserman, LLP
                                      --------------------------------
                                      BERNSTEIN & WASSERMAN, LLP